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                                                                    Exhibit 99.1



                                  PRESS RELEASE

                                       Contact:  Arnold Agbayani
                                                 Chief Financial Officer
                                                 IXYS Corporation
                                                 3540 Bassett Street
                                                 Santa Clara, California 95054
                                                 Tel: (408) 982-0700

IXYS ANNOUNCES AN INCREASE IN REVENUE GUIDANCE FOR THE MARCH QUARTER

SANTA CLARA, CALIF. April 7, 2004 -- IXYS Corporation (NASDAQ:SYXI), a leader in power semiconductors and ICs for power control and telecommunications applications, today released revenue guidance that is significantly higher than the previously issued guidance. Revenues for the quarter ended March 31, 2004 are expected to be slightly under $54 million. These revenues would result in another record revenue quarter, would be significantly higher than the guidance previously issued and would be about 6% sequentially higher than the revenues of $50 million in the December 2003 quarter and about 42% higher than the revenues of $38 million in the March 2003 quarter.

Book-to-bill ratio for the March 2004 quarter is expected to be about 1.3 with backlog expected to be about $76 million, which would be a record backlog and would be about 26% higher than the backlog of $60 million in the December 2003 quarter and about 53% higher than the backlog of $50 million in the March 2003 quarter.

IXYS also announced that it has been successful to date in its ongoing cost reduction efforts. Consequently, its standard costs on most of its products have been reduced. A reduction in inventory value, caused primarily by standard cost reductions, is expected to be recognized as a charge of about $6.5 million for the quarter ended March 31, 2004. After giving effect to the inventory charge, IXYS expects to report a net loss for the quarter and year ended March 31, 2004.

Additionally, IXYS announced that it expects to release a summary of its financial statements for the quarter and year ended March 31, 2004 after the close of the market on May 18, 2004.

IXYS develops and markets primarily high performance power semiconductor and control ICs that are used in controlling and converting electrical power efficiently in power systems for telecommunication infrastructure, motor drives, medical systems and transportation. IXYS also serves emerging markets with a combination of digital and analog integrated circuits to control flat panel displays, medical instruments and telecommunications products.
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Safe Harbor Statement

The foregoing press release contains forward-looking statements. Forward-looking statements include those regarding expectations about financial results, book-to-bill ratio and backlog for the quarter and/or year ended March 31, 2004, as well as the expected date of release of the summary of the financial statements. Actual results may vary materially from those contained in the forward-looking statements, due to revisions during the preparation and completion of the financial statements for such periods or unanticipated delays in the completion of the financial statements. Further information on other risks that could affect IXYS is detailed and included in IXYS' 10-K for the fiscal year ended March 31, 2003, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

Additional information about IXYS may be obtained by visiting IXYS' website at http://www.ixys.com, or by contacting IXYS directly.